CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated July 27, 2012 for the Wells Fargo Advantage Diversified Small Cap Fund, Wells Fargo Advantage Equity Value Fund, and Wells Fargo Advantage Small Company Growth Fund, as of May 31, 2012, our report dated September 24, 2012 for the Wells Fargo Advantage Intrinsic Value Fund, as of July 31, 2012, and our reports dated November 21, 2012 for the Wells Fargo Advantage Small/Mid Cap Core Fund and Wells Fargo Advantage Common Stock Fund, as of September 30, 2012, six of the funds constituting the Wells Fargo Funds Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL STATEMENTS” in the Prospectus/Proxy Statement and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG

Boston, Massachusetts

December 17, 2012